OFFICE
DEPOT (R)                                                           NEWS RELEASE
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CONTACT: Eileen H. Dunn
         VP, Investor & Public Relations
         561-438-4930
         edunn@officedepot.com


                  Office Depot to Broadcast Mid-Quarter Update
                    Over the Internet at www.officedepot.com

DELRAY BEACH, FL, MAY 30, 2001 - Office Depot, Inc. (NYSE:ODP), the world's largest seller of office products, today will release its mid-quarter earnings update, for the second quarter 2001, in a pre-taped message from CEO Bruce Nelson. In this update, Mr. Nelson will briefly discuss the Company's financial performance during the first six weeks of the quarter.

The message will be available at 8:30 am (ET) and can be heard via Webcast from the Office Depot Web site at www.officedepot.com, by clicking on "Company Information" and "Investor Relations", both located at the top of the page. The replay will be available until midnight on June 15, 2001.

To listen to the Webcast, participants will need a computer with speakers and Real Player 7 or Windows Media Player. The software links are free and available at the above Office Depot Web address.

ABOUT OFFICE DEPOT
As of March 31, 2001, Office Depot operated 824 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and eight regional call centers. Furthermore, the Company had operations in 16 countries outside of the United States and Canada, including 28 office supply stores in France and seven in Japan that are owned and operated by the Company; and 97 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries. The Company also operates an award-winning U.S. Office Depot(R) brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates www.officedepot.co.jp in Japan and www.officedepot.fr in France as well as Viking(R) brand Web sites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands, www.vikingop.it in Italy, www.vikingop.com.au in Australia, www.vikingop.co.jp in Japan and www.vikingdirect.fr in France. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters to be discussed in our mid-quarter earnings update, referred to in this press release are forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 27, 2001. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov, www.10kwizard.com and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.